Exhibit 99 - Royal Oak Mines Inc. press release dated August 12, 1996

[Royal Oak Mines Inc. Press Release Letterhead]

                             August 12, 1996

                    Royal Oak Mines Completes Sale of
                US$175 Million of Senior Subordinated Notes

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that it has completed the sale of US$175,000,000 principal amount of its 11% Senior Subordinated Notes due 2006. The Notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to certain other institutional investors.

The Notes will be unsecured senior subordinated obligations of Royal Oak and, as such, will be subordinated in right of payment to all existing and future senior indebtedness of Royal Oak. The Notes are guaranteed by a wholly owned subsidiary of Royal Oak.

The net proceeds from the sale of the Notes will be used primarily to fund the development of the Company's Kemess South project in British Columbia; as well as other development projects, and other corporate purposes.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Because the Notes have been completely sold, this news release is a matter of record only.




For further information, contact:       or in Europe contact:
Mr. J. Graham Eacott                    Mr. David Williamson
Vice President, Investor Relations      David Williamson Associates
Royal Oak Mines                         International Investor Relations
5501 Lakeview Drive                     78 Old Broad Street, 3rd Floor
Kirkland, WA 98033                      London, England  EC2M 1QP
Telephone (206)822-8992                 Telephone 011-44-171-628-3989
Facsimile (206)822-3552                 Facsimile 011-44-171-920-0563